UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TOREADOR RESOURCES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TOREADOR TO WEBCAST SPECIAL SHAREHOLDER MEETING

PARIS, FRANCE – February 8, 2012 – Toreador Resources Corporation (Nasdaq: TRGL) announced today that it will webcast its Special Shareholder Meeting on Wednesday, February 15, 2012. The meeting will be held at 11:00 AM Central, at The St. Regis Houston, Ambassador Room, 1919 Briar Oaks, Houston, Texas. Toreador stockholders of record at the close of business on January 11, 2012 will be entitled to vote upon a proposal to adopt the merger agreement with ZaZa Energy, LLC.

Following the formal aspects of the Special Shareholder Meeting, management will give a presentation regarding the combined company’s go-forward strategy, and the Board of Directors and management will be available to investors, analysts and other stakeholders attending the meeting for an extended Q&A forum. Refreshments and food will be available for those attending.

A link to the webcast can be found on the Toreador website, www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link. You may also cut and paste the following link into your browser: http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-EventDetails&EventId=4703031

Those unable to listen to the live webcast may hear a rebroadcast for up to twelve months after the conference call using the same web page link. The presentation will be posted on the Company’s website the day of the meeting.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France. More information about Toreador may be found at the company’s web site, http://www.toreador.net.

# # #

CONTACT:

Shirley Z. Anderson, Corporate Secretary	Tony Vermeire, Investors Relations
+214-559-3933	+33 1 47 03 34 24
sanderson@toreador.net	tvermeire@toreador.net